Exhibit 10(a)

WELLS FARGO & COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

RETENTION PERFORMANCE SHARE AWARD AGREEMENT

Name:	Grant Date:	12/24/2009
I.D. Number:	Target Award Number of Performance Shares:

1.	Award. Wells Fargo & Company (the “Company”) has awarded you Performance Shares to provide an incentive for you to remain in the Company’s employment and provide valuable services to the Company. The target number of Performance Shares (“Target Award Number”) awarded you is set forth above. The Target Award Number shall be adjusted upward or downward based on Company performance as set forth on Exhibit A. The number of Performance Shares that you will receive under this Award Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.” Each Performance Share entitles you to receive one share of Wells Fargo & Company common stock (“Common Stock”) contingent upon earning such Performance Share based on Company performance set forth on Exhibit A, vesting as set forth in paragraph 2 and subject to the other terms and conditions set forth in the Company’s Long-Term Incentive Compensation Plan (the “Plan”) and this Award Agreement.

2.	Vesting. Except as otherwise provided in this Award Agreement, the Final Award Number of Performance Shares will vest in full on the Determination Date as set forth on Exhibit A. Shares of Common Stock will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. You will have no rights as a stockholder of the Company with respect to your Performance Shares until settlement. However, you may be entitled to dividend equivalents as set forth in paragraph 4. Upon vesting, Performance Shares will be settled and distributed in shares of Common Stock except as otherwise provided in the Plan or this Award Agreement.

3.	Termination.

(a)	If you cease to be an Employee due to your death or permanent disability prior to December 31, 2012, the Target Award Number of Performance Shares awarded hereby (and any Performance Shares with respect to dividend equivalents as provided below) will immediately vest upon your date of death or termination of employment due to permanent disability. If you cease to be an Employee due to death or permanent disability on or after December 31, 2012 and prior to the Determination Date, the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares granted with respect to dividend equivalents as provided below) will vest as of the Determination Date as set forth on Exhibit A. Notwithstanding the foregoing, the accelerated vesting set forth in this paragraph 3(a) shall occur only if you at all times since the Grant Date comply with the terms of the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, and Non-Solicitation.

(b)	If you cease to be an Employee due to your Retirement any time prior to the vesting date indicated above, the Final Award Number of Performance Shares awarded hereby (and any Performance Shares with respect to dividend equivalents as provided below) will vest upon the scheduled vesting date as set forth in paragraph 2 above provided that beginning immediately after you cease to be an Employee and continuing until the vesting date you satisfy each of the following conditions (“vesting conditions”): (i) you comply with the terms of the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, and Non-Solicitation, (ii) you do not express any derogatory or damaging statements about the Company or its affiliates, the management or the board of directors of the Company or its affiliates, the products, services or the business condition of the Company or its affiliates in any public way or to anyone who could make those statements public, and (iii) you do not perform services as an officer, director, employee, consultant or otherwise for any business which is in competition with any line of business of the Company or its affiliates for which you had executive responsibilities while you were employed by the Company or its affiliates (including predecessors thereof) and which does business in any location in the geographic footprint of the Company in which you had executive responsibilities. Notwithstanding the foregoing, if you die following your Retirement and have satisfied the vesting conditions set forth above through your date of death, any Performance Shares will vest in accordance with paragraph 3(a) as of the date of your death.

(c)	If you cease to be an Employee other than due to your death, permanent disability, or Retirement or fail to satisfy any vesting condition in accordance with paragraph 3(b), any then unvested Performance Shares awarded hereby (including any Performance Shares granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.

4.	Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the Performance Shares vest or terminate, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Performance Shares based on the amount or number of shares that would have been paid on the Final Award Number of Performance Shares (or Target Award Number of Performance Shares as applicable under paragraph 3(a)) had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to the additional Performance Shares, to be granted in the same manner. Performance Shares granted with respect to dividend equivalents will be subject to the same vesting schedule and conditions as the underlying Performance Shares and will be distributed in shares of Common Stock when, and if, the underlying Performance Shares are settled and distributed.

5.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder (including with respect to dividend equivalents) a number of shares necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements. Shares will be valued at their Fair Market Value as of the date of vesting.

6.	Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.

7.	Other Restrictions; Amendment. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933. Subject to paragraph 12 below, the Committee may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee deems it necessary or advisable to comply with applicable law or regulation. This Award is subject to any applicable recoupment or “clawback” policy maintained by the Company from time to time or requirement imposed under applicable laws, rules and regulations. Without limitation on the foregoing, this Award shall be subject to the clawback policy and general provisions contained in Sections 1 and 5 through 10 (with the exception of Section 7(b)) of the Wells Fargo & Company TARP Compensation Restrictions and Clawback Policy (as adopted November 17, 2009) (“Clawback Policy”) regardless of the fact that this Award has been issued after the “TARP Period” as defined in the Clawback Policy.

8.	Hold Through Retirement Provision. As a condition to receiving this Award, you agree to hold, while employed by the Company or any Affiliate and for a period of one year after your Retirement, shares of Common Stock equal to at least 50% of the after-tax shares of Common Stock (assuming a 50% tax rate) acquired upon vesting and settlement of this Award.

9.	Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

10.	No Employment Agreement. Neither the award to you of the Performance Shares nor the delivery to you of this Award Agreement or any other document relating to the Performance Shares will confer on you the right to continued employment with the Company or any Affiliate.

11.	Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon the termination of your service with the Company for any reason, the Company determines that you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your Performance Shares, if subject to settlement upon such termination, will not settle before the date that is the first business day following the six-month anniversary of such termination, or, if earlier, upon your death. This provision only applies if required pursuant to Section 409A.

12.	Section 409A. This Award is intended to comply with the requirements of Section 409A and applicable Treasury Regulations or other binding guidance thereunder. Accordingly, all provisions included in this Award, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award.

The Company has awarded you the Performance Shares in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, you hereby agree to the foregoing terms and conditions of this Award and acknowledge that you have read, understand and received a copy of this Award Agreement (including Exhibit A attached hereto) and that you will abide by the terms of this Award Agreement and the Plan.

[Name of Executive]

WELLS FARGO & COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

RETENTION PERFORMANCE SHARE AWARD AGREEMENT

EXHIBIT A

This Exhibit A sets forth the manner in which the Final Award Number will be determined.

Definitions

Capitalized terms used but not defined herein (including, but not limited to, Return on Realized Common Equity) shall have the same meanings assigned to them in the Plan and the Award Agreement. In addition, the following terms used in the text of this Exhibit A shall have the meanings set forth below:

“Average Return on Realized Common Equity” means for each of the Performance Group Companies the sum of such company’s Return on Realized Common Equity for each of the fiscal years corresponding with or ending in calendar year 2010, 2011 and 2012, which sum is then divided by three.

“Company Return on Realized Common Equity Ranking” means the rank of the Company’s Average Return on Realized Common Equity relative to the Average Return on Realized Common Equity achieved by each of the other Performance Group Companies. An illustration of the determination of Company Return on Realized Common Equity Ranking is set forth on the attached Illustration I.

“Final Award Number Percentage” means the “Final Award Number Percentage” determined in accordance with the Determination of Final Award Number Section of this Exhibit A.

“Performance Group Companies” means those companies which comprise the KBW Bank Sector Index as of December 31, 2012.

Determination of Final Award Number

Your Target Award Number will be adjusted upward or downward depending on the Company Return on Realized Common Equity Ranking in accordance with the chart below to arrive at your Final Award Number of Performance Shares. The Final Award Number of Performance Shares will be determined by multiplying (i) the Final Award Number Percentage by (ii) your Target Award Number and then adding to such product additional Performance Shares granted with respect to dividend equivalents as provided in paragraph 4. In the event the Final Award Number is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.

Company Return on Realized Common Equity Ranking	Final Award Number Percentage	Final Award Number of Performance Shares
75% or more	150%	150% x Target Award Number
50%	100%	100% x Target Award Number
25%	50%	50% x Target Award Number
—	0%	0% x Target Award Number

If the Company Return on Realized Common Equity Ranking is between 50% and 75%, the Final Award Percentage shall be interpolated on a straight-line basis between 100% and 150% and the Final Award Number of Performance Shares shall be interpolated on a corresponding straight-line basis between 100% and 150% of the Target Award Number.

If the Company Return on Realized Common Equity Ranking is between 25% and 50%, the Final Award Percentage shall be interpolated on a straight-line basis between 50% and 100% and the Final Award Number of Performance Shares shall be interpolated on a corresponding straight-line basis between 50% and 100% of the Target Award Number.

If the Company does not have the lowest Average Return on Realized Common Equity among the Performance Group Companies and the Company Return on Realized Common Equity Ranking is less than 25%, the Final Award Percentage shall be interpolated on a straight-line basis between 0% and 50% and the Final Award Number of Performance Shares Earned shall be interpolated on a corresponding straight-line basis between 0% and 50% of the Target Award Number.

In no event shall the Final Award Number Percentage be greater than 150% nor shall the Final Award Number of Performance Shares be greater than 150% of the Target Award Number (plus dividend equivalents pursuant to paragraph 4 of the Award Agreement).

Committee Determination

The Committee shall determine the Final Award Number no later than March 1, 2013 and the date the Committee makes such determination is referred to in this Award as the “Determination Date.” The Committee shall make all determinations in calculating the Final Award Number and the Committee’s determination shall be binding.

Illustration I

COMPANY RETURN ON REALIZED COMMON EQUITY RANKING

Assume:

Company’s Average Return on Realized Common Equity = x + 2%

[assumes Company’s Return on Realized Common Equity in 2010 = x; 2011 = x + 2%; and 2012 = x + 4% so (3 x + 6%)/3 = x + 2%]

24 companies in comparison group on 12/31/12, including the Company

Award recipients employed for the entire three-year vesting period

Average Return on Realized Common Equity of each of Performance Group Companies

x + 2.28%
x + 2.25% x + 2.20% x + 2.15% x + 2.10% x + 2.05% x + 2.03% x + 2.00%	Company

x + 1.80% x + 1.70% x + 1.50% x + 1.40% x + 1.20% x + 1.00% x + 0.50% x + 0.30% x + 0.17% x + 0.09% x + 0.08% x + 0.06% x + 0.05% x + 0.04% x + 0.02%
x

In this example, the Company’s Average Return on Realized Common Equity is 17th highest out of 24 companies; therefore the Company Return on Realized Common Equity Ranking is 17/24 or 70.83%.

Because 70.83% is between the 50% and the 75% Company Return on Realized Common Equity Ranking, the Final Award Number Percentage is interpolated between 100% and 150%, resulting in a Final Award Number Percentage of 141.66%. The Final Award Number of Performance Shares that will be distributed is the Target Award Number multiplied by 141.66%, plus additional shares representing reinvested dividend equivalents on 141.66% of the Target Award Number of Performance Shares.

Return on Realized Common Equity numbers are set forth for illustrative purposes only.

Wells Fargo Agreement

Regarding Trade Secrets, Confidential Information, and Non-Solicitation

I. Introduction

In consideration for the Performance Share Award granted to me by Wells Fargo & Company on December 24, 2009, on the terms and conditions contained in the Retention Performance Share Award Agreement (“Performance Share Award Agreement”), I acknowledge that the nature of my employment with and performance of services for Wells Fargo & Company and its affiliates (the “Company”) permits me to have access to certain of its trade secrets and confidential and proprietary information and that such information is, and shall always remain, the sole property of the Company. Any unauthorized disclosure or use of this information would be wrongful and would cause the Company irreparable harm. Therefore, I agree as follows:

II. Trade Secrets and Confidential Information

During the course of my employment I have acquired knowledge of the Company’s Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively referenced as “Confidential Information”). “Trade Secrets” are defined as information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secrets include, but are not limited to, the following:

•

the names, address, and contact information of the Company’s customers and prospective customers, as well any other personal or financial information relating to any customer or prospect, including, without limitation, account numbers, balances, portfolios, maturity dates, loans, policies, investment activities and objectives;

•

any information concerning the Company’s operations, including without limitation, information related to its methods, services, pricing, finances, practices, strategies, business plans, agreements, decision-making, systems, technology, policies, procedures, marketing, sales, techniques and processes;

•	any other proprietary and/or confidential information relating to the Company’s customers, employees, products, services, sales, technologies, or business affairs.

I understand that Records of the Company also constitute Confidential Information and that my obligation to maintain the confidentiality thereof continues at all times during and after my employment. “Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to me by the Company, or by any institution acquired by the Company, or compiled by me in any form or manner including information in documents or electronic devices, such as software, flowcharts, graphs, spreadsheets, resource manuals, videotapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device. These records do not become any less confidential or proprietary to the Company because I may commit some of them to memory or because I may otherwise maintain them outside of the Company’s offices.

I agree that Confidential Information of the Company is to be used by me solely and exclusively for the purpose of conducting business on behalf of the Company. I am expected to keep such Confidential Information confidential and not to divulge or disclose this information except for that purpose. Upon my retirement, I agree to immediately return to the Company all Records and Confidential Information, including information maintained by me in my office, personal electronic devices, and/or at home.

III. Non-Solicitation of Company’s Employees and Customers

I agree that for the period beginning on my retirement date with Company through the Determination Date as defined in the Performance Share Award Agreement (“the Non-Solicitation Period”), I will not do any of the following, either directly or indirectly or through associates, agents, or employees:

a.	solicit, recruit or promote the solicitation or recruitment of any employee or consultant of the Company for the purpose of encouraging that employee or consultant to leave the Company’s employ or sever an agreement for services; or

b.	solicit, participate in or promote the solicitation of any of the Company’s clients, customers, or prospective customers whose identity became known to me during my employment with the Company and/or regarding whom I received Confidential Information, for the purpose of providing products or services that are in competition with the Company’s products or services.

This limitation is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond the Non-Solicitation Period.

IV. Partial Invalidity

If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be enforced to the greatest extent permitted and the remainder of this Agreement shall remain in full force and effect.

V. Choice of Law/Integration/Survival

This Agreement and any dispute, controversy or claim which arises under or relates in any way to it shall be governed by the law of the state where the incident(s) giving rise to the dispute or claim arose. This Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein, and is intended to be a final expression of our Agreement with respect only to the terms contained herein. There may be no modification of this Agreement except in writing signed by me and an executive officer of the Company. This Agreement shall survive my employment by the Company, inure to the benefit of successors and assigns of the Company, and is binding upon my heirs and legal representatives.

Acknowledgment

I acknowledge that I have read, understand, and received a copy of this Agreement and will abide by its terms.

[Name of Executive]	Date